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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Carmike Cinemas, Inc. of our report dated February 6, 1996, included in the 1995 Annual Report to Shareholders of Carmike Cinemas, Inc. and subsidiaries.

     We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-13723 and Form S-8 No. 33-48011) pertaining to the stock option plan of Carmike Cinemas, Inc. and subsidiaries of our report dated February 6, 1996, with respect to the consolidated financial statements of Carmike Cinemas, Inc. and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.
                                          /s/ Ernst & Young LLP
Columbus, Georgia
March 29, 1996